EX-99.B(d)imaExA

WADDELL & REED ADVISORS SELECT FUNDS, INC.

INVESTMENT MANAGEMENT AGREEMENT

EXHIBIT A
FEE SCHEDULE

A cash fee computed each day on net asset value for each Fund at the annual rates listed below:

Dividend Income Fund

Net Assets	Fee*

Up to $1 billion	0.70% of net assets
Over $1 billion and up to $2 billion	0.65% of net assets
Over $2 billion and up to $3 billion	0.60% of net assets
Over $3 billion	0.55% of net assets

Energy Fund

Net Assets	Fee*

Up to $1 billion	0.85% of net assets
Over $1 billion and up to $2 billion	0.83% of net assets
Over $2 billion and up to $3 billion	0.80% of net assets
Over $3 billion	0.76% of net assets

Value Fund

Net Assets	Fee*

Up to $1 billion	0.70% of net assets
Over $1 billion and up to $2 billion	0.65% of net assets
Over $2 billion and up to $3 billion	0.60% of net assets
Over $3 billion	0.55% of net assets

*If the Fund's net assets are less than $25 million, Waddell & Reed Investment Management Company has agreed to waive the management fee, subject to its right to change or modify this waiver.

Effective November 15, 2000 with respect to Value Fund
Effective May 21, 2003 with respect to Dividend Income Fund
Effective August 24, 2005 with respect to Energy Fund